UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  June 22, 2007

BALLISTIC RECOVERY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-15318	41-1372079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Airport Road

South St. Paul, Minnesota 55401

(Address of principal executive offices)(Zip Code)

(651) 457-7491

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 22, 2007, Ballistic Recovery Systems, Inc. (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with CIMSA Ingenieria de Sistema, S.A., a Spanish company (“CIMSA”) pursuant to which CIMSA invested $1.5 million in the Company in exchange for 1,102,941 shares of Company Common Stock (the “Common Shares”) and a three year warrant (the “Warrant”) to acquire 275,735 shares of Company Common Stock at $2.00 per share.

Pursuant to the Securities Purchase Agreement, the Company and CIMSA also agreed:

1.  Board Nominee – The Company would appoint to the Company’s Board of Directors one nominee of CIMSA (the “CIMSA Nominee”) and, so long as CIMSA beneficially owns at least 75% of the Common Shares, nominate the CIMSA Nominee for election at the Company shareholder meeting at which directors are elected.  The Securities Purchase Agreement provides that the CIMSA Nominee would resign from the Company Board within 24 hours if CIMSA ceases to own 75% of the Common Shares.  CIMSA has indicated to the Company that Fernando Caralt, President of CIMSA, is the CIMSA Nominee.

2.  Subsequent Agreements – The Company and CIMSA agreed to negotiate and execute three agreements by August 31, 2007: (a) a manufacturing agreement pursuant to which CIMSA shall subcontract certain manufacturing to the Company for a three year period; (b) a development agreement pursuant to which the Company shall subcontract with CIMSA for certain development and design services; and (c) a one year consulting agreement with Fernando Caralt to provide certain consulting services to the Company for cash compensation not to exceed $50,000.

3.  Registration Rights – The Company agreed to file a registration statement on Form SB-2 within 90 days for the purpose of registering the resale of the Shares.

4.  Right of First Refusal on Private Stock Sale – The Company and CIMSA agreed that the Company would have the right of first refusal for a minimum of 25% of any shares privately offered for sale by CIMSA (i.e., not sold pursuant to an effective Registration Statement or Rule 144 of the Securities Act of 1933).

The above summary is qualified in its entirety by reference to the Securities Purchase Agreement and form of Warrant which are attached hereto as exhibits.

Item 3.02.  Unregistered Sales of Equity Securities.

As referenced above under Item 1.01, on June 25, 2006, the Company issued 1,102,941 shares of Common Stock and a warrant to purchase an additional 275,735 shares of Common Stock to CIMSA.  The warrant has a three-year term and an exercise price of $2.00 per share.  The Company received gross proceeds from the sale of Common Stock and Warrant of $1,500,000.  The Company has agreed to register the resale of the Common Stock and the Common Stock issuable upon exercise of the Warrant.  There was no placement agent involved with this transaction.

For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, and/or Rule 506 promulgated thereunder.  The Company relied on this exemption and/or the safe harbor rule thereunder based on the fact that (i) there was one investor who had knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment, and (ii) the Company has obtained representations indicating that it was an accredited investor and purchasing for investment only.

Item 5.02  Election of Directors.

On June 25, 2007, the Board of Directors of the Company, pursuant to the CIMSA Securities Purchase Agreement, increased the Board size from six to seven and appointed Fernando Carault to serve on the Board of Directors.  Mr. Carault is currently President of CIMSA which has utilized the Company’s manufacturing services during Fiscal 2007.  No determination has been made by the Board of Directors with respect to any Board Committee appointments for Mr. Carault.

Item 8.01  Other Events.

On June 25, 2007, the Company issued a press release relating to the disclosures set forth in Items 1.01 and 3.02 above.  A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

4.1	Form of Warrant dated June 25, 2007

10.1	Securities Purchase Agreement dated June 22, 2007 by and between the Company and CIMSA.

99.1	Press Release dated June 25, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLISTIC REVOERY SYSTEMS, INC.

Date: June 26, 2007	By:	/s/ Larry E. Williams
Larry E. Williams, Chief Executive Officer